Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2009

~ Increases First Quarter 2010 Outlook ~

Centennial, CO – March 8, 2010 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 41.5% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal fourth quarter and fiscal year ended December 31, 2009.

Total revenue for the fourth quarter 2009 (13 weeks) grew 5.5% to $118.6 million from $112.4 million for the comparable quarter last year (14 weeks). Advertising revenue for the fourth quarter 2009 was $103.2 million, an increase of 1.7% compared to $101.5 million for the comparable quarter last year. Fathom Events revenue increased 43.0% to $15.3 million in the fourth quarter of 2009 compared to $10.7 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 103.9% versus 97.0% in the comparable period in 2008. Cost per thousand (or CPM) national advertising rates decreased 5.3% in the quarter versus the comparable period last year. Adjusted OIBDA increased 2.0% to $65.3 million for the fourth quarter 2009 from $64.0 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue decreased to 55.1% in the current quarter from 56.9% in the fourth quarter of 2008. Net income for the fourth quarter of 2009 was $11.2 million, or $0.26 per diluted share, compared to a net loss of $13.8 million, or $(0.33) per diluted share, for the comparable quarter last year.

For the year ended December 31, 2009 (52 weeks), total revenue was $380.7 million compared to $369.5 million for the 2008 period (53 weeks). Advertising revenue for the year ended December 31, 2009 was $335.1 million compared to $330.3 million for the year ended January 1, 2009. Fathom Events revenue increased 17.0% to $45.5 million for the full year 2009 compared to the 2008 period. National advertising inventory utilization for fiscal 2009 increased to 87.5% from 79.7% in 2008. Average national advertising rates (CPM) decreased 5.5% compared to the prior year. Adjusted OIBDA for the year ended December 31, 2009 remained relatively flat as compared to the year ended January 1, 2009 at $189.3 million as compared to $189.5 million, respectively. Adjusted OIBDA as a percentage of total revenue decreased to 49.7% for the year ended December 31, 2009 from 51.3% for the year ended January 1, 2009. Net income for the year ended December 31, 2009 was $26.1 million, or $0.62 per diluted share, compared to a net income of $1.0 million, or $0.02 per diluted share, for the 2008 period.

“I am very pleased with our strong finish to 2009 as we grew our revenue and maintained strong OIBDA margins in a difficult market environment. We also outperformed nearly all other media platforms reflecting the strength of our business model and the hard work of our employees,” said Kurt Hall, National CineMedia’s Chairman and CEO. Mr. Hall continued, “Our revenue growth while the overall media industry declined provides strong evidence that our expanding digital media network continues to gain acceptance from a growing number of advertisers and digital content owners.”

Mr. Hall concluded, “While the overall economy remains fragile, we are optimistic about our future as we are off to a strong start in 2010 with revenue and OIBDA growth expected in the first quarter versus 2009 and a higher number of proposals than last year at this time. As media spending and entertainment content continues to shift to new, more effective digital marketing platforms, our ability to provide integrated marketing products across the “big screen”, the web, cinema lobbies; and as part of Fathom events, positions us very well when the economy fully recovers.”

Supplemental Information

Payments made by AMC to NCM LLC pursuant to the Loews screen integration agreement were $0.0 million, $0.1 million, $0.4 million and $4.7 million for the quarter ended December 31, 2009, the year ended December 31, 2009, the quarter ended January 1, 2009 and the year ended January 1, 2009, respectively. The payments made by Regal associated with Consolidated Theatres payments were $1.2 million, $3.2 million, $1.2 million and $2.8 million for the quarter ended December 31, 2009, the year ended December 31, 2009, the quarter ended January 1, 2009 and the year ended January 1, 2009, respectively. The AMC Loews integration payments were recorded directly to equity, while the Regal payments were recorded as a reduction of an intangible asset.

2010 Outlook

For the first quarter of 2010, the Company expects total revenue to be in the range of $80.0 million to $83.0 million, compared to the total revenue for the first quarter of 2009 of $73.5 million and Adjusted OIBDA to be in the range of $29.0 million to $31.0 million, compared to the Adjusted OIBDA for the first quarter of 2009 of $26.9 million.

For the full year 2010, the Company continues to expect total revenue to be in the range of $400 million to $410 million, compared to the total revenue for the full year 2009 of $380.7 million and Adjusted OIBDA to be in the range of $194 million to $204 million, compared to the Adjusted OIBDA for the full year 2009 of $189.3 million.

This outlook for the first quarter and fiscal 2010 does not reflect any potential make-goods being generated.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Monday, March 8, 2010 at 5:00 P.M. Eastern time. The live call can be accessed by dialing (877) 407-4018 or for international participants (201) 689-8471. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 22, 2010, by dialing (877) 660-6853 or for international participants (201) 612-7415, and entering account 3055 and conference ID 346389.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater network covers 171 Designated Market Areas® (49 of the top 50) and includes approximately 16,800 screens (15,400 digital). During 2009, approximately 680 million patrons attended movies shown in theaters currently included in NCM’s network (excluding Consolidated Theatres). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing approximately 40 entertainment-related web sites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 41.5% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:

David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statements of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended December 31, 2009	Quarter Ended January 1, 2009	Year Ended December 31, 2009	Year Ended January 1, 2009
REVENUE:
Advertising (including revenue from founding members of $9.4, $10.8, $36.3 and $43.3 million respectively)	$103.2	$101.5	$335.1	$330.3
Fathom Events	15.3	10.7	45.5	38.9
Other	0.1	0.2	0.1	0.3

Total	118.6	112.4	380.7	369.5

OPERATING EXPENSES:
Advertising operating costs	6.1	6.5	20.0	18.7
Fathom Events operating costs	9.9	6.7	29.1	25.1
Network costs	4.7	4.5	18.6	17.0
Theatre access fees—founding members	13.6	12.7	52.7	49.8
Selling and marketing costs	13.4	12.6	50.2	47.9
Administrative and other costs	6.9	6.2	26.3	24.9
Severance plan costs	—	0.1	—	0.5
Depreciation and amortization	4.2	3.9	15.6	12.4

Total	58.8	53.2	212.5	196.3

OPERATING INCOME	59.8	59.2	168.2	173.2

Interest Expense and Other, Net:
Borrowings	11.6	13.5	47.1	51.8
Change in derivative fair value	(3.0)	16.3	(7.0)	14.2
Accretion of interest on the discounted income taxes payable to founding members	2.5	3.5	11.8	12.0
Interest Income and other	(0.4)	(0.3)	(2.4)	(1.0)

Total	10.7	33.0	49.5	77.0
Impairment and related loss	—	11.5	—	11.5

INCOME BEFORE INCOME TAXES	49.1	14.7	118.7	84.7

Provision for Income Taxes	8.1	3.8	16.6	13.7
Equity loss from investment, net	0.4	—	0.8	—

CONSOLIDATED NET INCOME	40.6	10.9	101.3	71.0
Less: Net Income Attributable to Noncontrolling Interests	29.4	9.8	75.2	55.1
Less: Distributions to Noncontrolling Interests in Excess of Proportionate Share of Earnings	—	14.9	—	14.9

NET INCOME (LOSS) ATTRIBUTABLE TO NCM, INC.	$11.2	$(13.8)	$26.1	$1.0

EARNINGS (LOSS) PER SHARE:
Basic	$0.26	$(0.33)	$0.62	$0.02
Diluted	$0.26	$(0.33)	$0.62	$0.02

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	December 31, 2009	January 1, 2009
Cash and cash equivalents	$91.1	$69.2
Receivables, net	89.3	92.2
Property and equipment, net	23.7	28.0
Total Assets	628.2	609.6
Borrowings	803.3	799.0
Total equity/(deficit)	(493.1)	(526.3)
Total Liabilities and Equity/(Deficit)	628.2	609.6

NATIONAL CINEMEDIA, INC. (Historical)

Operating Data

Unaudited

	Quarter and Year Ended December 31, 2009	Quarter and Year Ended January 1, 2009
Total Screens at Period End (1) (6)	16,803	17,313
Founding Member Screens at Period End (2) (6)	14,401	14,331
Total Digital Screens at Period End (3)	15,413	15,263

	Quarter Ended December 31, 2009	Quarter Ended January 1, 2009	Year Ended December 31, 2009	Year Ended January 1, 2009
Total Attendance for Period (4) (6) (in millions)	171.7	165.3	667.2	643.0
Founding Member Attendance for Period (5) (6) (in millions)	151.3	143.3	584.4	561.1
Capital Expenditures (in millions)	$2.9	$3.1	$8.6	$16.7

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes AMC Loews attendance for all periods prior to June 2008. Excludes Star Theatres (a subsidiary of AMC Loews) and Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(in millions, except advertising revenue per attendee and per share data)

	Quarter Ended December 31, 2009	Quarter Ended January 1, 2009	Year Ended December 31, 2009	Year Ended January 1, 2009
Advertising Revenue	$103.2	$101.5	$335.1	$330.3
Total Revenue	118.6	112.4	380.7	369.5
Operating Income	59.8	59.2	168.2	173.2

Total Attendance (1)	171.7	165.3	667.2	643.0
Advertising Revenue / Attendee	$0.60	$0.61	$0.50	$0.51

OIBDA	$64.0	$63.1	$183.8	$185.6
Adjusted OIBDA	65.3	64.0	189.3	189.5
Adjusted OIBDA Margin	55.1%	56.9%	49.7%	51.3%

Earnings (Loss) Per Share – Basic	$0.26	$(0.33)	$0.62	$0.02
Earnings (Loss) Per Share – Diluted	$0.26	$(0.33)	$0.62	$0.02

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes AMC Loews attendance for all periods prior to June 2008, and excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to April 2009. Excludes Consolidated Theatres attendance for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash severance plan costs, share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash severance plan costs, share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended December 31, 2009	Quarter Ended January 1, 2009	Year Ended December 31, 2009	Year Ended January 1, 2009
Operating income	$59.8	$59.2	$168.2	$173.2
Depreciation and amortization	4.2	3.9	15.6	12.4

OIBDA	64.0	63.1	183.8	185.6
Severance plan costs	—	0.1	—	0.5
Share-based compensation costs (1)	1.3	0.8	5.5	3.4

Adjusted OIBDA	$65.3	$64.0	$189.3	$189.5

Total Revenue	$118.6	$112.4	$380.7	$369.5

Adjusted OIBDA margin	55.1%	56.9%	49.7%	51.3%

Adjusted OIBDA	$65.3	$64.0	$189.3	$189.5
AMC Loews /Consolidated Theatres Payments	1.2	1.6	3.3	7.5

Adjusted OIBDA after AMC Loews/Consolidated Theatres Payments	$66.5	$65.6	$192.6	$197.0

1. Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending April 1, 2010		Year Ending December 30, 2010
	Low	High	Low	High
Operating Income	$23.4	$25.0	$170.0	$178.5
Depreciation and amortization	3.8	4.0	16.5	17.5

OIBDA	27.2	29.0	186.5	196.0
Share-based compensation costs (1)	1.8	2.0	7.5	8.0

Adjusted OIBDA	$29.0	$31.0	$194.0	$204.0

Total Revenue	$80.0	$83.0	$400.0	$410.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.